EXHIBIT 99.1

Camco Financial Announces First Quarter 2012 Earnings

CAMBRIDGE, Ohio, April 27, 2012 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), the bank holding company for Advantage Bank, today announced first quarter financial results for 2012 reporting net earnings of $413,000 or $0.06 per share for the quarter ended March 31, 2012. This compares to $590,000 or $0.08 per share for the same quarter in 2011.

"We talked at the end of 2011 about taking another step forward to restoring the financial strength of our company. This progress continued during the first quarter of 2012," said James E. Huston, President and CEO. "We continue to focus on driving profitable business while remaining vigilant in decreasing our classified assets."

The Company's classified loans decreased by $585,000 during the first quarter of 2012 and core deposits increased by $22.8 million during this same time period, compared to the previous quarter. Additionally, noninterest income increased by $725,000 and noninterest expense decreased by $787,000, from the previous quarter.

"We are very pleased to see strong mortgage loan production during the first quarter leading to higher gain on sale income," commented Huston. "Additionally, we were able drive substantial increases in our core deposits during the first quarter all while decreasing our noninterest expense and increasing noninterest income. While our margin has compressed slightly due to lowering yields on earning assets, we will continue to look for pricing opportunities and improved credit quality to maintain this margin as we move through 2012."

Review of Financial Performance

Overview:

The following items summarize key activities of the Company during the quarter ended March 31, 2012:

  Since December 31, 2011, total assets increased $19.1 million during the quarter, which includes $21.6 million growth in deposit balances and a $2.4 million decrease in borrowed funds, with the net funding increase utilized to increase earning asset balances.
  Core deposits (defined as checking, savings and money market deposits) increased $22.8 million, or 8.0%, when compared to December 31, 2011.
  Provision expense increased by $1.8 million from the linked quarter, and was flat when compared to the year ago quarter.
  Noninterest income increased $725,000 from the previous quarter, largely driven by higher gain on sale of mortgage loans and higher mortgage servicing rights valuation.
  Noninterest expense decreased $787,000 compared to the linked quarter, driven by lower real estate owned expense and write-offs, partially offset by higher staffing costs.
  Classified loans (which includes substandard, doubtful, and loss) decreased by $585,000 in the first quarter compared to the linked quarter.

Net Interest Margin:

Net interest margin decreased to 3.50% in the current quarter compared to 3.67% for the quarter ended December 31, 2011. The margin has also decreased from 3.63% for the same period a year ago, driven by a reduction in the bank's yield on earning assets in this low rate environment. Management expects the Company's net interest margin to remain stable or decrease slightly as we remain in an environment of low interest rates and slow economic growth. We will continue to look for pricing opportunities, further improvement in credit quality, and other ways to maintain our margin going forward.

Net Interest Income:

Net interest income before the provision for loan losses decreased $162,000, or 2.6% compared to the prior quarter, to $6.2 million for the quarter ended March 31, 2012. The decrease was attributable to reductions in yield on earning assets in this low rate environment.

The Company's yield on earning assets decreased to 4.76% in the current quarter from 5.01% in the linked quarter. The decreased overall yield resulted from declining loan portfolio balances, along with changes in the composition of investment balances resulting in a lower average investment yield. The cost of funds for the quarter ended March 31, 2012 was 1.36% compared to 1.42% for the quarter ended December 31, 2011. Planned continued runoff in certificates of deposits combined with growth in core deposits resulted in this reduced cost of funds. The Company anticipates continued declines in certificates of deposit balances over the next few quarters as some maturities of single relationship accounts are not renewed.

Provision Expense and Allowance for Loan Losses:

A provision for loan losses of $1.0 million was recorded for the quarter ended March 31, 2012, compared to $1.0 million for the same period of the prior year and ($0.8) million for the linked quarter. Classified loans (which includes substandard, doubtful, and loss) decreased $585,000 since December 31, 2011 to $40.4 million at March 31, 2011. The allowance for loan and lease losses as a percentage of non-performing loans increased to 61.4% at March 31, 2012 from 58.3% at December 31, 2011 and 53.2% at March 31, 2011.

Noninterest Income:

Noninterest income was $2.0 million for the first quarter of 2012, which represents an increase of $725,000 when compared to the linked quarter and a decrease of $988,000 when compared to the quarter ended March 31, 2011. The decreased income from the year ago quarter was driven by a reduction in gain on sale of investments, while the increase from the linked quarter is mostly due to higher gain on sale of mortgage loans and higher mortgage servicing rights valuation.

Noninterest Expense:

Noninterest expense for the quarter ended March 31, 2012, decreased $713,000, or 9.6% , to $6.7 million from the comparable period a year earlier and also decreased by $787,000, or 10.5%, when compared to the linked quarter. Noninterest expense was lower during the current quarter 2012 compared to the previous quarters  primarily as a result of expenses related to classified loans and real estate owned.

Balance Sheet:

Total assets were $786.2 million, which is a decrease of $5.4 million, or 0.7% compared to $791.6 million a year earlier, and an increase of $19.2 million or 2.5% compared to $767.0 million in the linked quarter.

Total loan balances decreased $23.6 million, or 3.6%, to $630.1 million, while investment securities increased $41.9 million, or 200.2%, to $62.8 million when compared to the linked quarter.

Asset Quality:

Loan quality has improved but the economic recovery continues to be slow and has generally caused declines in the underlying value of collateral both in commercial and residential real estate. These factors continue to make it challenging to sustain a steady reduction in classified assets and non-performing loans.

A summary of certain key factors follows:

(dollars in thousands)	3/31/2012	12/31/2011	12/31/2010
Classified Loans*	$40,444	$41,029	$53,992
Non-Performing Loans	24,354	24,918	33,779
Loan Loss Reserve	14,954	14,532	16,870
Loan Loss Reserve / Total Loans	2.37%	2.22%	2.46%
*Includes substandard, doubtful and loss (including homogeneous loans).

Deposits and Borrowings:

Core deposits (defined as checking, savings and money market deposits) increased $22.8 million, or 8.0% to $306.8 million, while borrowed funds decreased $2.4 million, or 3.0%, to $77.9 million when compared to December 31, 2011. Certificates of deposit decreased $1.2 million, or 0.3%, during this period. The decrease was due to a reduction in internet CD deposits of $1.9 million. Contraction in these balances was planned as the Company works to reduce the level of non-core deposits, particularly higher single product certificates of deposits relating to rate sensitive shoppers.

FHLB advances and other borrowings decreased by $2.4 million, or 3.0%, to $77.9 million in the linked quarter.

Equity:

Stockholders' equity increased $504,000, or 1.1%, to $46.1 million at March 31, 2012, compared to $45.6 million at December 31, 2011. Net earnings of $413,000 for the quarter were the main driver of the increase.

About Camco Financial Corporation: Camco Financial Corporation, holding company for Advantage Bank, is a multi-state bank holding company headquartered in Cambridge, Ohio. Advantage Bank offers community banking that includes commercial, business and consumer financial services and internet banking from 22 offices. Additional information about Camco Financial may be found on the Company's web sites: www.camcofinancial.com or www.advantagebank.com.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and shares outstanding)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	3/31/12	12/31/11	9/30/11	6/30/11	3/31/11
Assets
Cash and Cash Equivalents	40,431	38,374	69,707	42,382	61,777
Investments	62,834	20,928	14,489	14,584	17,206

Loans Held for Sale	5,583	8,090	10,445	3,699	1,249

Loans Receivable	630,124	653,709	652,403	658,034	665,500
Allowance for Loan Loss	(14,954)	(14,532)	(17,615)	(18,351)	(17,410)
Loans Receivable, Net	615,170	639,177	634,788	639,683	648,090

Other Assets	62,149	60,449	62,577	65,578	63,245

Total Assets	$ 786,167	$ 767,018	$ 792,006	$ 765,926	$ 791,567

Liabilities
Deposits	650,853	629,259	624,327	631,647	655,597
Borrowed Funds	77,929	80,285	111,858	80,480	79,675
Other Liabilities	11,276	11,869	11,117	9,304	10,406

Total Liabilities	740,058	721,413	747,302	721,431	745,678

Stockholders' Equity	46,109	45,605	44,704	44,495	45,889

Total Liabilities and Stockholders' Equity	$ 786,167	$ 767,018	$ 792,006	$ 765,926	$ 791,567

Stockholders' Equity to Total Assets	5.87%	5.95%	5.64%	5.81%	5.80%

Total Shares Outstanding	7,468,087	7,205,595	7,205,595	7,205,595	7,205,595

Book Value Per Share	$6.17	$6.33	$6.20	$6.18	$6.37

Camco Financial Corporation
Condensed Consolidated Statements of Operations
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	3 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended	Ended
	3/31/12	12/31/11	9/30/11	6/30/11	3/31/11
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Loans	8,213	8,501	8,715	8,839	8,901
Mortgage-backed securities	16	17	19	24	316
Investment securities	71	50	53	60	39
Interest-bearing deposits and other	113	101	99	157	346
Total Interest Income	8,413	8,669	8,886	9,080	9,602

Interest Expense:
Deposits	1,551	1,640	1,734	1,918	2,189
Borrowings	673	678	686	726	803
Total Interest Expense	2,224	2,318	2,420	2,644	2,992
Net Interest Income	6,189	6,351	6,466	6,436	6,610

Provision for Losses on Loans	1,005	(759)	228	1,797	1,013
Net Interest Income After Provision for Loan Losses	5,184	7,110	6,238	4,639	5,597

Noninterest Income:
Rent and other	328	202	336	203	362
Loan servicing fees	281	290	300	298	307
Service charges and other fees on deposits	490	530	548	529	503
Gain on sale of loans	564	377	129	(92)	30
Mortgage servicing rights	102	(365)	(352)	(132)	271
Gain (loss) on sale of investment, mbs & fixed assets	(3)	--	2	2	1,278
Income on CSVL (BOLI)	218	221	222	220	217
Total noninterest income	1,980	1,255	1,185	1,028	2,968

Noninterest expense:
Employee compensation and benefits	3,147	2,772	3,034	3,153	3,378
Occupancy and equipment	711	721	767	691	761
Data processing	286	277	273	277	284
Advertising	87	86	95	96	86
Franchise taxes	183	154	166	178	170
Other operating	2,300	3,491	2,920	2,746	2,748
Total noninterest expense	6,714	7,501	7,255	7,141	7,427

Earnings (loss) before provision for income taxes	450	864	168	(1,474)	1,138

Provision for income taxes	37	2	5	(11)	548
Net Earnings (loss)	413	862	163	(1,463)	590

Earnings (Loss) Per Share:
Basic	$0.06	$0.12	$0.02	($0.20)	$0.08
Diluted	$0.06	$0.12	$0.02	($0.20)	$0.08

Basic Weighted Number of
Shares Outstanding	7,220,018	7,205,595	7,205,595	7,205,595	7,205,595
Diluted Weighted Number of
Shares Outstanding	7,220,130	7,205,595	7,205,595	7,205,595	7,205,595

Camco Financial Corporation
Selected Ratios and Statistics
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months
	Ended	Ended
	3/31/12	3/31/11
	(Unaudited)	(Unaudited)

Return on average equity	3.61%	5.11%

Return on average assets	0.21%	0.29%

Interest rate spread	3.40%	3.56%

Net interest margin	3.50%	3.63%

Yield on earning assets	4.76%	5.27%

Cost of deposits	1.08%	1.45%

Cost of borrowings	3.42%	3.30%

Total cost of interest bearing liabilities	1.36%	1.71%

Noninterest expense to average assets	3.47%	3.67%

Efficiency ratio	82.19%	77.54%

Nonperforming assets to total assets	4.70%	5.39%

Non performing loans to total net loans including	3.83%	4.85%
loans held for sale

Allowance for loan losses to total loans	2.37%	2.61%

Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

Camco Financial Corporation
Averages for Quarters Ended
(In thousands, except for per share data and shares outstanding)

		March 31, 2012			March 31, 2011
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest - Earning Assets:
Loans receivable - net (1)	622,459	8,213	5.28%	640,908	8,901	5.56%
Securities (2)	41,303	87	0.84%	29,613	355	4.80%
FHLB Stock	9,888	112	4.53%	14,888	339	9.11%
Other interest bearing accounts	32,969	1	0.01%	43,783	7	0.06%
Total interest earning assets	706,619	8,413	4.76%	729,192	9,602	5.27%

Noninterest-earning assets	68,022			80,613
Total Average Assets	774,641			809,805

Interest-Bearing Liabilities:
Deposits	573,826	1,551	1.08%	604,208	2,189	1.45%
Advances & Borrowings	78,691	673	3.42%	97,342	803	3.30%
Total interest-bearing liabilities	652,517	2,224	1.36%	701,550	2,992	1.71%

Noninterest-bearing sources:
Noninterest-bearing liabilities	76,351			62,115
Shareholders' equity	45,773			46,140
Total Liabilities and Shareholders' Equity	774,641			809,805

Net Interest margin			3.50%			3.63%

Net Interest Income & Spread		6,189	3.40%		6,610	3.56%

(1) Includes LHFS but does not include ALLL and Non-Accrual Loans
(2) Includes securities designated as available for sale and held to maturity
CONTACT: James E. Huston, CEO
         John E. Kirksey, CFO
         Phone:  740-435-2020